PRESS RELEASE
195 Montague Street • Brooklyn, New York 11201

INDEPENDENCE COMMUNITY BANK CORP. REPORTS AN 8% INCREASE IN DILUTED EARNINGS PER SHARE FOR THE THIRD QUARTER OF 2003

BROOKLYN, N.Y. – October 20, 2003 – Independence Community Bank Corp. (Nasdaq - ICBC), reported that diluted earnings per share increased 8% to $0.64 and 14% to $1.91 per share for the three and nine months ended September 30, 2003, respectively, compared to the same periods in 2002. Similarly, net income increased 5% to $33.7 million and 9% to $100.7 million for the 2003 periods when compared to the same three and nine month periods in 2002.

Alan H. Fishman, President and Chief Executive Officer, commented, “The Company continues to perform well in what has been a transitional interest rate environment. Margin compression for the Company, and the banking industry in general, has been a major issue in the quarter. However, our business model is quite resilient and has allowed us to maintain earnings during the last several periods, primarily through enhanced non-interest income. Balance sheet management continues to be a high priority as we strive to manage the Company’s exposure to longer-term rate risk. As we have indicated in the past few quarters, the Company has chosen to sell a higher percentage of newly originated multi-family loans in the secondary market rather than keeping these lower yielding assets in our portfolio.”

Mr. Fishman continued, “Overall, we believe that net interest margin will remain under pressure in the fourth quarter. However, the steepening of the yield curve should provide us with the opportunity to bring a greater proportion of higher yielding loans to portfolio and stabilize net interest margin as we enter the new year.”

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When comparing the third quarter to the quarter ended June 30, 2003, net income decreased $0.4 million, or 1%, from $34.1 million while diluted earnings per share decreased 2% from $0.65 primarily due to the reduction in net interest margin.

Net Interest Margin

Net interest margin declined sharply and was 3.29% for the quarter ended September 30, 2003, a decrease of 48 basis points and 92 basis points from the quarters ended June 30, 2003 and September 30, 2002, respectively. The compression in net interest margin was primarily attributable to accelerated loan repayments combined with the accelerated premium amortization of mortgage-related securities.

For the quarter ended September 30, 2003, the weighted average interest rate earned on interest-earning assets declined 59 basis points compared to the quarter ended June 30, 2003. The Company has continued to experience accelerated repayments in its multi-family residential mortgage loans and single-family and cooperative loan portfolios, while new assets for portfolio retention are being originated at lower yields.

Importantly, the Company has continued to experience accelerated rates of repayment in its mortgage-related securities portfolio, a significant portion of which was purchased at a premium, resulting in accelerated premium amortization. This premium amortization, which correlates with the principal repayments of the mortgage-related securities portfolio, reduced net interest margin by 19 basis points for the quarter ended September 30, 2003 compared to the quarter ended June 30, 2003. The Company expects, based upon the current yield curve, that the repayment rate of the mortgage-related portfolio and the associated premium amortization should moderate in the months ahead. It is expected that the yield on the mortgage-related securities portfolio will return to normalized levels as a result of this moderation.

By comparison, the weighted average interest rate paid on interest-bearing liabilities declined 13 basis points compared to the quarter ended June 30, 2003. The decrease in the cost of funds reflected

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the continuation of the Company’s strategy of increasing lower costing core deposits combined with the partial repricing of its deposit base. The Company has been able to offset a portion of the decline in the net interest margin by, among other things, emphasizing fee income and, in particular, income generated through loan sales in the secondary market, a key component of its business model.

Balance Sheet Overview

Total assets were $8.94 billion at September 30, 2003 compared with $8.06 billion at September 30, 2002 and $8.02 billion at December 31, 2002. For the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002, average interest-earning assets increased $904.6 million fueled by an increase in the average balance of securities available-for-sale of $1.16 billion offset, in part, by a decrease of $350.9 million in the average balance of loans.

The increase in securities available-for-sale reflected the Company’s decision to reinvest funds received from loan repayments in available-for-sale securities and to leverage the balance sheet in the second quarter of 2003.

Excluding mortgage warehouse lines of credit, the Company originated loans totaling $1.11 billion and $2.85 billion during the quarter and nine months ended September 30, 2003, respectively, of which $631.8 million and $1.27 billion were retained for portfolio, with the remainder being originated for sale in the secondary market.

The average aggregate balance of commercial real estate and commercial business loans increased $45.1 million to $1.91 billion for the quarter ended September 30, 2003 compared with the quarter ended September 30, 2002. For the nine months ended September 30, 2003, the average balance of these loans increased $94.8 million to $1.89 billion, compared to the nine months ended September 30, 2002. At September 30, 2003, commercial real estate and commercial business loans comprised in the aggregate 35.1% of the total loan portfolio as compared to 32.9% at December 31, 2002 and 30.3%

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at September 30, 2002, which is in keeping with the Company’s strategy of increasing its investment in higher yielding assets.

The average balance of mortgage warehouse lines of credit increased $382.7 million to $774.7 million and $333.2 million to $679.1 million for the quarter and nine months ended September 30, 2003, respectively, compared to the quarter and nine months ended September 30, 2002 due to the substantially increased level of demand for short-term funding by mortgage bankers. The increase in this floating rate portfolio has been funded in part with the liquidity resulting from the accelerated prepayment of loans and investment securities. However, towards the end of the third quarter, as the yield curve steepened and the refinance market slowed, the demand for warehouse funding softened.

Offsetting the increases in the aforementioned loan categories was a decline in the average balance of multi-family residential loans of $547.6 million and $416.6 million for the quarter and nine months ended September 30, 2003, respectively, compared to the quarter and nine months ended September 30, 2002. The Company also experienced declines in the aggregate average balance of single-family and cooperative apartment loans of $299.2 million and $293.1 million, respectively, for the same comparative periods.

In recent years, the Company has de-emphasized the origination of single-family and cooperative loans for portfolio and has allowed this legacy portfolio to run-off. Earlier in the quarter, in keeping with our business strategy, we announced the expansion of our commercial real estate lending activities to the Baltimore-Washington market, we have recently decided to continue that expansion by opening a lending office in Boca Raton, Florida.

Average deposits grew $304.4 million and $206.8 million for the quarter and nine months ended September 30, 2003, respectively, compared to the quarter and nine months ended September 30, 2002. However, the average balance of lower costing core deposits (consisting of all deposits other than certificates of deposit) increased $529.1 million and $427.3 million during the same respective time periods as the Company was able to continue the shift in the composition of its deposit portfolio from

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higher costing certificates of deposit to less expensive core deposits. During the year, the Company has successfully generated nearly $400.0 million of core deposits. The deposits have been generated through three delivery channels: commercial loan relationships, retail deposits and de novo branch activities. The Company has opened six de novo branches this year and anticipates opening approximately another five by the end of 2003.

Average borrowings increased $519.5 million and $348.8 million for the quarter and nine months ended September 30, 2003, respectively, compared to the quarter and nine months ended September 30, 2002 as the Company utilized borrowings as an interim funding source. During the nine months of 2003, the Company borrowed approximately $700.0 million of short-term, low costing floating rate borrowings, investing the funds primarily in mortgage-related securities with characteristics designed to minimize both interest rate and extension risk while maximizing yield. The Company anticipates replacing a portion of these short-term borrowings with lower costing core deposits generated through the new de novo branch offices.

The Company is managing its leverage position and has a total borrowings to total assets ratio of 27% at September 30, 2003.

On a linked quarter basis, average interest-earning assets increased by $477.7 million for the three months ended September 30, 2003 compared to the three months ended June 30, 2003. This increase was primarily due to an increase in the average balance of securities available-for-sale of $407.3 million, coupled with an increase in total loans outstanding of $31.8 million. The increase was funded by a $247.1 million increase in the average balance of borrowings and a $104.0 million increase in the average balance of deposits.

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Core Deposit Generation

Lower costing core deposits have grown by $480.7 million, or 14.7%, to $3.75 billion at September 30, 2003 compared to September 30, 2002 and grew by $398.9 million, or 11.9%, compared to December 31, 2002. Core deposits represented approximately 72% of total deposits at September 30, 2003 compared to 68% at December 31, 2002 and 66% at September 30, 2002. This sustained increase reflects the success of the Company’s strategy to increase core deposits, the principle focus of its deposit gathering activity, by continuing its emphasis on expanding commercial and consumer relationships. The increase in core deposits assisted in reducing the cost of deposits by 65 basis points in the quarter ended September 2003 compared to the quarter ended September 2002.

Expanded Non-Interest Income

The Company continues to make strides in increasing non-interest income by emphasizing fee-based income which continues to be a focal point throughout the Company’s operations. The primary driver of this expansion is revenue from the Company’s mortgage-financing activities derived from loans sold in the secondary market and prepayment and modification fees resulting from the active refinance market. The Company experienced a 67.0% increase in non-interest income, to $29.7 million for the quarter ended September 30, 2003 from $17.8 million for the quarter ended September 30, 2002. Non-interest income increased $33.1 million, or 65.2%, to $83.9 million for the nine months ended September 30, 2003, compared to $50.7 million for the same period in 2002. On a linked quarter basis, non-interest income increased to $29.7 million compared to $27.9 million for the quarter ended June 30, 2003.

The Company recorded income from mortgage-financing activities for the quarter and nine months ended September 30, 2003 of $7.6 million and $23.3 million, respectively, increases of $4.8 million and $15.8 million compared to the same periods in 2002. By comparison, the Company recorded $7.0 million in income from mortgage-financing activities in the quarter ended June 30, 2003.

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As a result of the current interest rate environment and as part of the Company’s business model, the Company has emphasized the origination of multi-family residential loans for sale to Fannie Mae with servicing retained. The Company sold multi-family loans totaling $463.2 million during the quarter ended September 30, 2003 compared to $201.5 million during the quarter ended September 30, 2002 and $496.0 million during the quarter ended June 30, 2003.

Service fees increased $6.1 million or 52.0% and $15.3 million or 43.9% for the three and nine months ended September 30, 2003, respectively, compared to the same periods in the prior year. The Company receives fees associated with the prepayment and modification of loans which have offset, in part, the decline in the net interest income. Prepayment and modification fees, which are included in service fees, increased $5.1 million to $7.7 million and $12.1 million to $20.6 million for the quarter and nine months ended September 30, 2003, respectively, compared with the same periods in the prior year. On a linked quarter basis, the aggregate of these fees decreased by $0.2 million from $7.9 million for the quarter ended June 30, 2003 to $7.7 million for the quarter ended September 30, 2003.

Asset Quality

The Company continues to emphasize asset quality as a key component to achieving consistent earnings. Non-performing assets as a percentage of total assets amounted to 0.51% at September 30, 2003 compared to 0.55% at June 30, 2003 and 0.52% at December 31, 2002. On a linked quarter basis, non-performing assets decreased by $3.9 million to $45.8 million at September 30, 2003 primarily due to a $3.6 million decrease in non-accrual loans. Non-performing assets increased by $4.2 million to $45.8 million at September 30, 2003 compared to December 31, 2002 due to a $6.5 million increase in non-accrual loans which was partially offset by a decrease of $2.3 million in loans past due 90 days or more as to principal.

During the nine months ended September 30, 2003, the Company recorded a $3.5 million provision for loan losses and incurred $4.4 million of net charge-offs, resulting in an allowance for loan

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losses at September 30, 2003 of $79.6 million. Based on the improved quality in the characteristics of the loan portfolio and the lower than anticipated growth in the portfolio, the Company did not record a provision for loan losses in the current quarter.

The allowance for loan losses as a percent of total loans was 1.43% at September 30, 2003 compared to 1.38% at December 31, 2002. As of September 30, 2003, management believed the allowance was at a level which covered all known and inherent losses in the Company’s loan portfolio that were both probable and reasonably estimable.

Non-Interest Expense

Non-interest expense increased by $2.2 million and $6.7 million for the quarter and nine months ended September 30, 2003, respectively, as compared to the same periods last year primarily due to costs associated with the expansion of the Company’s commercial and retail banking and lending operations.

The increases for the three and nine month periods were primarily attributable to increases of $1.8 million and $6.3 million, respectively, in compensation and benefit costs together with increases of $1.3 million and $1.4 million in occupancy costs, respectively. Partially offsetting these increased expenses were lower amortization of intangible assets of $1.5 million and $3.6 million, respectively.

Non-interest expense on a linked quarter basis decreased $1.7 million to $45.6 million for the quarter ended September 30, 2003 from $47.3 million for the quarter ended June 30, 2003. The decrease was due, in part, to lower health insurance expenses and a decrease in management incentive costs.

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Stock Repurchases

During the quarter ended September 30, 2003, the Company repurchased 872,900 shares at an average price of $32.57 and during the nine months ended September 30, 2003 repurchased approximately 2.8 million shares at an average price of $28.15. The Company is currently conducting its eleventh stock repurchase program covering a total of three million shares and has approximately 2.8 million shares remaining to be purchased under such program.

Post Earnings Conference Call

The Company will conduct a conference call on October 21, 2003 at 11:00 am Eastern Time to discuss highlights of its third quarter 2003 earnings. The call will be simultaneously webcast on the Company’s investor relations web page at http://investor.myindependence.com. The conference call will also be available via dial-in at 800-915-4836 for domestic callers and at 973-317-5319 for international callers.

There will be a replay of this conference call beginning October 21, 2003 at 1:00 pm Eastern Time and will be available through October 29, 2003. The replay can be accessed by dialing 800-428-6051 for domestic callers and 973-709-2089 for international callers. The replay passcode is 307419.

Independence Community Bank Corp. is the holding company for Independence Community Bank. The Bank, originally chartered in 1850, currently operates 79 full-service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. The Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking and actively targets small and mid-size businesses. The Bank maintains its community orientation by offering its diverse communities a wide range of financial products and by emphasizing customer service, superior value and convenience. The Bank’s web address is www.myindependence.com.

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Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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TABLES TO FOLLOW

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INDEPENDENCE COMMUNITY BANK CORP. Consolidated Statements of Financial Condition (Dollars in thousands)

	September 30, 2003 (Unaudited)	December 31, 2002 (Audited)	September 30, 2002 (Unaudited)
ASSETS:
Cash and due from banks	$ 239,800	$ 199,057	$ 297,472

Securities available-for-sale:
Investment securities	309,448	224,908	218,969
Mortgage-related securities	2,102,176	1,038,742	943,392

Total securities available-for-sale	2,411,624	1,263,650	1,162,361

Loans available-for-sale	22,615	114,379	9,237

Mortgage loans	4,117,173	4,298,040	4,788,381
Other loans	1,465,136	1,519,333	1,268,957

Total loans	5,582,309	5,817,373	6,057,338
Less: allowance for possible loan losses	(79,601)	(80,547)	(81,832)

Total loans, net	5,502,708	5,736,826	5,975,506

Premises, furniture and equipment, net	91,420	85,395	83,048
Accrued interest receivable	36,614	36,530	38,409
Goodwill	185,161	185,161	185,161
Intangible assets, net	333	2,046	3,729
Bank owned life insurance (“BOLI”)	174,339	168,357	116,877
Other assets	270,476	232,242	190,310

Total assets	$8,935,090	$8,023,643	$8,062,110

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$5,184,148	$4,940,060	$4,931,210
Borrowings	2,416,300	1,931,550	1,981,550
Subordinated notes	148,341	—	—
Escrow and other deposits	96,124	34,574	59,716
Accrued expenses and other liabilities	140,374	197,191	170,632

Total liabilities	7,985,287	7,103,375	7,143,108

Stockholders’ equity:
Common stock ($.01 par value,
125,000,000 shares authorized,
76,043,750 shares issued; 54,277,159, 56,248,898 and
57,007,862 shares outstanding at September 30, 2003,
December 31, 2002 and September 30, 2002, respectively)	760	760	760
Additional paid-in-capital	750,413	742,006	739,401
Treasury stock at cost; 21,766,591, 19,794,852 and
19,035,888 shares at September 30, 2003,
December 31, 2002 and September 30, 2002, respectively	(383,566)	(318,182)	(293,294)
Unallocated common stock held by ESOP	(70,446)	(74,154)	(75,390)
Unvested awards under Recognition Plan	(7,205)	(11,782)	(13,736)
Retained earnings, substantially restricted	652,155	575,927	553,260
Accumulated other comprehensive income:
Net unrealized gain on securities
available-for-sale, net of tax	7,692	7,564	8,001
Unrealized losses on cash flow hedges, net of tax	—	(1,871)	—

Total stockholders’ equity	949,803	920,268	919,002

Total liabilities and stockholders’ equity	$8,935,090	$8,023,643	$8,062,110

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INDEPENDENCE COMMUNITY BANK CORP. Consolidated Statements of Income (In thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Interest income:
Mortgage loans	$ 64,523	$ 68,362	$ 82,296	$205,397	$249,337
Other loans	21,987	19,972	20,999	61,846	59,147
Loans available-for-sale	1,159	1,446	517	4,111	1,076
Investment securities	3,290	4,003	1,714	9,885	5,519
Mortgage-related securities	13,183	15,789	14,846	41,162	47,098
Other	1,810	1,673	1,306	5,492	4,411

Total interest income	105,952	111,245	121,678	327,893	366,588

Interest expense:
Deposits	12,553	13,370	19,885	40,913	64,255
Borrowings	23,640	23,739	24,074	70,060	69,481
Subordinated notes	1,429	170	—	1,599	—
Trust preferred securities	—	—	—	—	524

Total interest expense	37,622	37,279	43,959	112,572	134,260

Net interest income	68,330	73,966	77,719	215,321	232,328

Provision for loan losses	—	1,500	2,000	3,500	6,000

Net interest income after provision
for loan losses	68,330	72,466	75,719	211,821	226,328
Non-interest income:
Net gain on sales of loans
and securities	156	61	39	244	556
Mortgage-banking activities	7,611	7,039	2,773	23,299	7,520
Service fees	17,687	17,811	11,635	50,179	34,879
BOLI	2,280	2,173	1,445	6,650	4,814
Other	1,951	853	1,886	3,487	2,978

Total non-interest income	29,685	27,937	17,778	83,859	50,747

Non-interest expense:
Compensation and employee benefits	24,842	26,728	22,994	75,389	69,128
Occupancy costs	6,741	6,062	5,469	18,733	17,321
Data processing fees	2,581	2,580	2,195	7,741	7,318
Advertising	1,918	1,743	1,565	5,381	4,695
Amortization of identifiable
intangible assets	142	143	1,684	1,712	5,287
Other	9,383	10,091	9,476	29,949	28,484

Total non-interest expense	45,607	47,347	43,383	138,905	132,233

Income before provision for
income taxes	52,408	53,056	50,114	156,775	144,842
Provision for income taxes	18,736	18,967	18,167	56,046	52,495

Net income	$ 33,672	$ 34,089	$ 31,947	$100,729	$ 92,347

Basic earnings per share	$0.68	$0.68	$0.62	$2.01	$1.78

Diluted earnings per share	$0.64	$0.65	$0.59	$1.91	$1.68

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INDEPENDENCE COMMUNITY BANK CORP. Selected Financial Ratios and Other Data (In thousands, except ratios and per share amounts) (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Performance Ratios:

Return on average assets (1)	1.49%	1.60%	1.60%	1.57%	1.57%
Return on average equity (1)	14.42%	14.72%	14.04%	14.45%	13.76%
Non-interest expense to average assets	2.02%	2.22%	2.17%	2.17%	2.24%

Efficiency ratio(2)	46.46%	46.35%	43.68%	45.89%	44.93%

Average Balances:

Average shares outstanding — basic	49,586,693	49,787,281	51,477,738	50,018,335	51,740,661

Average shares outstanding — diluted	52,594,638	52,276,967	54,416,227	52,690,236	54,817,721

	September 30, 2003	June 30, 2003	September 30, 2002
Capital and Other Ratios:
Book value per share	$ 17.50	$ 17.11	$ 16.12
Average equity to average assets	10.35%	10.85%	11.40%

Leverage ratio (Bank only)	7.79%	8.16%	8.74%
Tier 1 risk-based (Bank only)	9.13%	9.07%	10.31%
Total risk-based capital (Bank only)	12.27%	12.20%	11.60%

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INDEPENDENCE COMMUNITY BANK CORP. Selected Financial Ratios and Other Data (In thousands, except ratios and per share amounts) (Unaudited)

	September 30, 2003	June 30, 2003	December 31, 2002
Loan Portfolio Composition:

Mortgage loans on real estate:
Single-family residential	$ 220,078	$ 262,801	$ 348,602
Cooperative apartment loans	112,368	144,066	207,677
Multi-family residential	2,389,826	2,213,199	2,436,666
Commercial real estate	1,401,429	1,328,914	1,312,760

Total principal balance - mortgage loans	4,123,701	3,948,980	4,305,705
Less net deferred fees	6,528	6,819	7,665

Total mortgage loans on real estate	4,117,173	3,942,161	4,298,040

Commercial business loans, net of deferred fees	557,148	554,897	598,267

Other loans:
Mortgage warehouse lines of credit	611,392	786,581	692,434
Home equity loans and lines of credit	269,901	243,412	201,952
Consumer and other loans	26,849	30,771	26,971

Total principal balance - other loans	908,142	1,060,764	921,357
Less net deferred fees	154	185	291

Total principal balance - other loans	907,988	1,060,579	921,066

Total loans receivable	5,582,309	5,557,637	5,817,373

Less allowance for loan losses	79,601	78,505	80,547

Loans receivable, net	$5,502,708	$5,479,132	$5,736,826

Loans Available-for-Sale Composition:

Single-family residential	$ 7,369	$ 7,436	$ 7,576
Multi-family residential	15,246	54,622	106,803

Total loans available-for-sale	$ 22,615	$ 62,058	$ 114,379

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INDEPENDENCE COMMUNITY BANK CORP. Selected Financial Ratios and Other Data (In thousands, except ratios and per share amounts) (Unaudited)

	September 30, 2003	June 30, 2003	December 31, 2002
Asset Quality:
Non-performing loans:
Non-accrual loans	$ 45,556	$ 49,155	$ 38,978
Loans past due 90 days or more as to:
Interest and accruing	37	50	152
Principal and accruing (3)	231	493	2,482

Total non-performing loans	45,824	49,698	41,612
Other real estate owned	15	7	7

Total non-performing assets	$ 45,839	$ 49,705	$ 41,619

Non-performing assets to total assets	0.51%	0.55%	0.52%
Allowance for loan losses to non-performing loans	173.71%	157.96%	193.57%
Allowance for loan losses to total loans	1.43%	1.41%	1.38%

Net (recoveries) charge offs to average
loans - quarter ended	(0.02)%	(0.00)%	0.05%
Net charge offs to average
loans - year-to-date	0.08%	0.10%	0.10%

Deposits:
Core deposits:
Savings	$ 1,610,379	$ 1,603,620	$1,574,531
Money Market	294,307	238,309	192,647
Active Management	487,016	498,375	495,849
Interest-bearing demand	649,841	649,257	493,997
Non-interest-bearing demand	708,153	676,815	593,784

Total core deposits	3,749,696	3,666,376	3,350,808
Certificates of deposit	1,434,452	1,487,290	1,589,252

Total deposits	$ 5,184,148	$ 5,153,666	$4,940,060

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INDEPENDENCE COMMUNITY BANK CORP. Selected Financial Ratios and Other Data (In thousands, except ratios and per share amounts) (Unaudited)

	For the Three Months Ended
	September 30, 2003		June 30, 2003		September 30, 2002
Net Interest Margin:	Average Balance	Rate (1)	Average Balance	Rate (1)	Average Balance	Rate (1)
Interest-earning assets
Loans receivable:
Mortgage loans	$3,974,766	6.61%	$4,086,979	6.83%	$4,554,169	7.27%
Commercial business loans	557,218	6.60	566,310	6.26	779,433	6.57
Mortgage warehouse lines of credit	774,670	4.40	657,749	4.48	392,007	4.62
Consumer and other loans	284,723	5.58	248,530	5.94	216,634	6.34

Total loans	5,591,377	6.25	5,559,568	6.46	5,942,243	6.97
Mortgage-related securities	2,101,397	2.51	1,673,525	3.77	1,078,486	5.51
Investment securities	311,354	4.23	331,884	4.82	179,089	3.83
Other interest-earning assets	300,040	2.39	261,536	2.57	199,716	2.59

Total interest-earning assets	8,304,168	5.09	7,826,513	5.68	7,399,534	6.56

Non-interest-earning assets	720,092		709,540		588,372

Total assets	$9,024,260		$8,536,053		$7,987,906

Interest-bearing liabilities:
Deposits:
Savings and money market deposits	1,867,187	0.48	1,809,304	0.55	1,783,171	1.20
Interest-bearing demand deposits	1,247,609	0.71	1,196,858	0.77	966,602	1.22
Certificates of deposit	1,461,409	2.19	1,513,495	2.28	1,686,029	2.71

Total interest-bearing deposits	4,576,205	1.09	4,519,657	1.19	4,435,802	1.78
Non-interest-bearing demand deposits	698,880	—	651,425	—	534,843	—

Total deposits	5,275,085	0.94	5,171,082	1.04	4,970,645	1.59
Subordinated notes	148,303	3.82	17,936	3.81	—	—
Total borrowings	2,497,352	3.76	2,250,242	4.23	1,977,852	4.83

Total interest-bearing liabilities	7,920,740	1.88	7,439,260	2.01	6,948,497	2.51

Non-interest-bearing liabilities	169,497		170,449		128,936

Total liabilities	8,090,237		7,609,709		7,077,433
Total stockholders’ equity	934,023		926,344		910,473

Total liabilities and stockholders’ equity	$9,024,260		$8,536,053		$7,987,906

Net interest-earning assets	$ 383,428		$ 387,253		$ 451,037

Interest rate spread (1)		3.21%		3.67%		4.05%

Net interest margin (1)		3.29%		3.77%		4.21%

Average interest-earning assets to average interest-bearing liabilities		104.84%		105.21%		106.49%

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INDEPENDENCE COMMUNITY BANK CORP. Selected Financial Ratios and Other Data (In thousands, except ratios and per share amounts) (Unaudited)

	For the Nine Months Ended
	September 30, 2003		September 30, 2002
Net Interest Margin:	Average Balance	Rate (1)	Average Balance	Rate (1)
Interest-earning assets:
Loans receivable:
Mortgage loans	$4,102,635	6.81%	$4,535,124	7.36%
Commercial business loans	561,560	6.63	743,992	6.62
Mortgage warehouse lines of credit	679,090	4.43	345,927	4.63
Consumer and other loans	253,999	5.89	198,825	6.82

Total loans	5,597,284	6.46	5,823,868	7.09
Mortgage-related securities	1,638,757	3.35	1,077,431	5.83
Investment securities	293,296	4.49	152,970	4.81
Other interest-earning assets	290,988	2.52	220,663	2.67

Total interest-earning assets	7,820,325	5.59	7,274,932	6.72

Non-interest-earning assets	708,718		578,607

Total assets	$8,529,043		$7,853,539

Interest-bearing liabilities:
Deposits:
Savings and money market deposits	1,810,288	0.57	1,747,194	1.30
Interest-bearing demand deposits	1,174,525	0.82	960,489	1.26
Certificates of deposit	1,513,700	2.30	1,734,201	2.95

Total interest-bearing deposits	4,498,513	1.22	4,441,884	1.93
Non-interest-bearing demand deposits	653,842	—	503,718	—

Total deposits	5,152,355	1.06	4,945,602	1.74
Cumulative trust preferred securities	—	—	7,254	9.63
Subordinated notes	55,957	3.82	—	—
Total borrowings	2,228,948	4.20	1,880,148	4.94

Total interest-bearing liabilities	7,437,260	2.02	6,833,004	2.63

Non-interest-bearing liabilities	162,414		125,671

Total liabilities	7,599,674		6,958,675
Total stockholders’ equity	929,369		894,864

Total liabilities and stockholders’ equity	$8,529,043		$7,853,539

Net interest-earning assets	$ 383,065		$ 441,928

Interest rate spread (1)		3.57%		4.09%

Net interest margin (1)		3.66%		4.25%

Average interest-earning assets to average interest-bearing liabilities

		105.15%		106.47%

(1)	Presented on an annualized basis.
(2)	Reflects in each period presented adjusted operating expense (net of amortization of identifiable intangible assets) as a percent of the aggregate of net interest income and adjusted non-interest income (excluding gains and losses on the sales of loans and securities). Amortization of identifiable intangible assets is excluded from the calculation since it is a non-cash expense and gains and losses on the sales of loans and securities are excluded since they are generally considered by the Company’s management to be non-recurring in nature. The operating efficiency ratio is not a financial measurement required by generally accepted accounting principles in the United States of America. However, the Company believes such information is useful to investors in evaluating the Company’s operations.
(3)	Reflects loans that are 90 days or more past maturity, which continue to make payments on a basis consistent with the original repayment schedule.

Contact:	Kathleen A. Hanrahan First Vice President, Investor Relations (718) 722-5400	Frank W. Baier Executive Vice President, Chief Financial Officer (718) 923-3506

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